UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2011

OCEAN BIO-CHEM, INC.
(Exact name of registrant as specified in charter)

Florida	0-11102	59-1564329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 S.W. 47 Avenue, Fort Lauderdale, Florida                                                                                33314
(Address of principal executive offices)                                                                (Zip Code)

(954) 587-6280
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 6, 2011, Ocean Bio-Chem, Inc. (the “Company”) and its subsidiary, Kinpak Inc. (“Kinpak”), entered into a Credit Agreement with Regions Bank (and, pursuant to an Equipment Finance Addendum to the Credit Agreement, Regions Equipment Finance Corporation (“REFCO”)) under which (a) the Company’s revolving line of credit with Regions Bank was renewed, and (b) REFCO provided to the Company a new term loan in the amount of $2,430,000, the proceeds of which were used to pay the Kinpak’s remaining obligations in connection with the 2002 Series of Industrial Development Revenue Bonds issued by the City of Montgomery, Alabama to fund the expansion of Kinpak’s facilities and acquisition of related equipment.

Under the extended revolving line of credit, the Company may borrow up to the lesser of (i) $6 million and (ii) a borrowing base equal to 80% of eligible accounts receivable plus 50% of eligible inventory.  Interest on the revolving line of credit is payable at the 30 day LIBOR rate plus 1.74% per annum (unless the Company’s debt service coverage ratio falls below 2.0 to 1, in which case the additional percentage will be 2.75% per annum).  In no event will the interest rate be less than 2.0% per annum.

Outstanding amounts under the revolving line of credit are payable on demand.  If no demand is made, the Company may repay and reborrow funds from time to time.  Interest payments are made in monthly installments on outstanding average balances with all outstanding principal and interest payable on July 6, 2014.

Under the new term loan, the Company will pay the $2,430,000 principal, together with interest at the fixed rate of 3.54% per annum, in 72 consecutive monthly payments of $37,510.61 over the six year period beginning on August 6, 2011, with the final payment payable on July 6, 2017.  In the event the Company’s debt service coverage ratio falls below 2.0 to 1, interest on the term loan will increase by 1.01% per annum.

The Credit Agreement defines “debt service coverage ratio“ as meaning net profit plus interest, depreciation, amortization and rent expense divided by debt service plus interest and lease/rent expense.  The Credit Agreement contains various covenants, including financial covenants requiring a minimum debt coverage ratio of 1.75 to 1.00, and a maximum debt to capitalization ratio (funded debt divided by the sum of total net worth and funded debt) of .75 to 1.

The Company’s obligations under the Credit Agreement are secured by the Company’s accounts receivable and inventory, as well as real property and equipment at Kinpak’s Montgomery, Alabama facility.

Item 1.02 Termination of a Material Definitive Agreement.

Reference is made to the description of the Company’s new term loan in Item 1.01 of this report.  The Company used the proceeds of the term loan to pay all of Kinpak’s remaining basic rent obligations under the Second Supplemental Lease Agreement (the “Lease Agreement”) between Kinpak and the Industrial Development Board of the City of Montgomery, Alabama relating to Industrial Development Revenue Bonds (Kinpak, Inc. Project), Series 2002 (the “Series 2002 Bonds”).  As a result of Kinpak’s payment and related transactions, (i) the Lease Agreement, as well as the Letter of Credit under which Regions Bank was obligated to pay Kinpak’s obligations if there was a default by the Kinpak, were terminated, (ii) the Series 2002 Bonds were called for redemption and (iii) Kinpak acquired the facilities subject to the Lease Agreement.  The facilities constitute part of the assets securing the Company’s and Kinpak’s obligations under the Credit Agreement described in Item 1.01 of this report.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description
99.1	Credit Agreement, dated July 6, 2011, among the Company, Kinpak, inc. and Regions Bank (the “Credit Agreement”).

99.2	Equipment Finance Addendum, dated July 6, 2011, among the Company, Kinpak, Inc. and Regions Equipment Finance Corporation.

99.3	Promissory Note, dated July 6, 2011, issued by the Company to Regions Bank in connection with the revolving line of credit under the Credit Agreement.

99.4	Promissory Note, dated July 6, 2011, issued by the Company and Kinpak, Inc. to Regions Equipment Finance Corporation in connection with the term loan under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN BIO-CHEM, INC.

Date: July 11, 2011	By:	/s/ Jeffrey S. Barocas
Jeffrey S. Barocas
Chief Financial Officer